Kenexa to Transfer to the New York Stock Exchange

WAYNE, Pa. – October 27, 2011 – Kenexa® (Nasdaq: KNXA), a global provider of business solutions for human resources, today announced that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”).  The company expects to begin trading on the NYSE on November 9, 2011, under its current ticker symbol “KNXA”.  The company will continue to trade on the NASDAQ until the transfer is completed.

Rudy Karsan, CEO of Kenexa, commented, “Many of our clients are NYSE-listed multinational organizations. With our move to the New York Stock Exchange, we’re proud to take a position among them.”

“We welcome Kenexa’s decision to join NYSE Euronext’s growing community of listed companies,” said Scott Cutler, EVP and Head of Listings, Americas, NYSE Euronext. “Kenexa is a leader and innovator in enabling organizations to optimize their workforces through integrated talent acquisition and talent management solutions, and we look forward to being a valued partner in the company’s future growth by providing the highest quality markets and services.”

In celebration of the transfer, representatives from Kenexa will ring the NYSE Opening Bell at 9:30 a.m. ET on November 9, 2011.

Forward-Looking Statements

This press release includes certain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning.  These statements may contain, among other things, guidance as to future revenue and earnings, operations, expected benefits from acquisitions, prospects of the business generally, intellectual property and the development of products.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q.  The updated guidance presented in this press release is based on financial information which is preliminary and unaudited.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions.  Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Kenexa

Kenexa (NASDAQ:KNXA) helps drive HR and business outcomes through its unique combination of technology, content and services. Enabling organizations to optimize their workforces since 1987, Kenexa’s integrated talent acquisition and talent management solutions have touched the lives of more than 110 million people. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com. Follow Kenexa on Twitter: @kenexa.

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Note to editors: Trademarks and registered trademarks referenced herein remain the property of their respective owners.

Contacts:

MEDIA CONTACT:
Kenexa
Amanda Prichard, 402-419-5839
amanda.prichard@kenexa.com

or

INVESTOR CONTACT:
ICR
Kori Doherty, 617-956-6730
kdoherty@icrinc.com